Exhibit 99(g)

Consolidated Statement of Cash Flows

Year ended December 31	2002	2001	2000
(in millions of United States dollars)

Operating activities
Earnings (loss) before minority interest	$ (1,464)	$ 315	$ 444
Charges (credits) not affecting cash
Depreciation and depletion	255	263	265
Deferred income and mining taxes	(745)	(126)	23
Asset impairment charges (Note 3)	2,415	—	—
Goro project suspension costs (Note 4)	25	—	—
Other	15	(45)	(81)
Decrease (increase) in non-cash working capital related to operations
Accounts receivable	(8)	88	8
Inventories	(77)	20	(48)
Accounts payable and accrued liabilities	98	(10)	38
Income and mining taxes payable	106	(125)	185
Other	(21)	(20)	8

Net cash provided by operating activities	599	360	842

Investing activities
Capital expenditures	(600)	(263)	(227)
Other	(9)	2	10

Net cash used for investing activities	(609)	(261)	(217)

Financing activities
Long-term borrowings	884	2	82
Repayments of long-term debt	(81)	(192)	(396)
Notes issued	—	226	—
Common shares issued	15	5	4
Class VBN shares redeemed	—	—	(133)
Preferred dividends paid	(26)	(26)	(26)
Dividends paid to minority interest	(1)	(1)	(1)

Net cash provided by (used for) financing activities	791	14	(470)

Increase in cash and marketable securities	781	113	155
Cash and marketable securities at beginning of year	306	193	38

Cash and marketable securities
at end of year (Notes 19 and 21)	$ 1,087	$ 306	$ 193

The Notes to Consolidated Financial Statements on pages 50 through 79 are an integral part of these statements.